                                                          EXECUTION COPY


   FOURTH AMENDMENT dated as of May 5, 1995 (the "Amendment") to LOAN AND SECURITY AGREEMENT dated as of September 28, 1994 (as heretofore amended through the date hereof, the "Loan Agreement") among CANONIE ENVIRONMENTAL SERVICES CORP., currently known as Smith Environmental Technologies Corporation ("Smith"), BCM ENGINEERS INC., a Pennsylvania corporation, BCM ENGINEERS INC., an Alabama corporation, RIEDEL ENVIRONMENTAL SERVICES INC., each of the Lenders which are or which may become parties to the Loan Agreement and LASALLE BUSINESS CREDIT, INC., as Agent for the Lenders. Terms which are capitalized in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement.

   WHEREAS, each of the Borrowers has requested the Lenders to consider establishing a subline of credit for the purpose of making Revolving Loans to each of the Borrowers based upon certain unbilled accounts receivable of the Account Owners and the Lenders are willing to establish such subline of credit on the terms and subject to the fulfillment of the conditions contained in this Amendment; and

   WHEREAS, Smith has advised the Agent pursuant to a letter dated March 29, 1995, in accordance with the provisions of Paragraph 14(k) of the Loan Agreement, that it intends to create a new wholly-owned Subsidiary, to be known as Canonie Environmental Services Corp., a Delaware corporation (the "New Subsidiary");

   NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

   SECTION ONE. AMENDMENT. Upon the fulfillment of the conditions set forth in Section Two hereof, the Loan Agreement shall be and is hereby amended, effective as of May 5, 1995, as follows:

   (a) PARAGRAPH 1. DEFINITIONS. Paragraph 1(a) is amended by (i) deleting the definition of the term Equity Infusion Date and by substituting the following in lieu thereof and (ii) adding thereto in the appropriate alphabetical order each of the following terms and the definitions thereof:

   "Eligible Unbilled Account" shall mean an Unbilled Account which is generally acceptable to the Agent in its commercially reasonable judgment. The Agent shall, in general, consider an Unbilled Account to be an Eligible Unbilled Account if it meets, and so long as it meets, the following requirements:

                                                                   EXHIBIT 5.1

      (i) the work performed or service rendered in respect thereof has been completed in its entirety and such Unbilled Account does not arise from the use of the percentage of completion method of accounting;

      (ii) the work performed or service rendered in respect thereof has been completed less than forty-five (45) days prior to the submission of such Unbilled Account to the Agent for the purpose of making a Revolving Loan against such Unbilled Account and on or before the forty-fifth day following the completion of such work or service, such Unbilled Account has been actually billed as an Account; and

      (iii) upon the billing of such Unbilled Account as an Account, such Account shall meet all of the eligibility requirements set forth in the definition of the term Eligible Account.

   "Equity Infusion Date" shall mean the date upon which Smith shall have received in its account net cash proceeds from the sale and issuance of its equity securities in an amount not less than $10,000,000.

   "Fourth Amendment Closing Date" shall mean the date upon which the last of the events, the fulfillment of each of which is a condition precedent to the effectiveness of the Fourth Amendment to this Agreement, dated as of May 5, 1995, shall have occurred.

   "Unbilled Account" shall mean an amount which (i) is owing, but which is not yet billable, for work actually performed or services actually rendered by an Account Owner, as reflected on the books and records of such Account Owner, (ii) under the terms of the relevant contract or agreement between such Account Owner and the putative Account Debtor to become indebted thereon, cannot yet be billed as an Account and (iii) shall become an Account in the ordinary course of such Account Owner's business.

   "Unbilled Account Cleanup Date" shall mean the date upon which the Unbilled Account Subline shall have been reduced to zero (-0-) and all Revolving Loans made against Eligible Unbilled Accounts, and all interest accrued thereon, shall have been paid and satisfied in full.

   "Unbilled Account Subline" shall mean, initially, $4,000,000, as such amount shall be reduced from time to time in accordance with the terms of paragraph 6(d).

   (b) PARAGRAPH 2. REVOLVING LOANS. Paragraph 2(a) is amended by deleting the fourth sentence thereof in its entirety and by substituting the following in lieu thereof:

   "If at any time the outstanding principal balance of the Revolving Loans made to a Borrower (i) against the Eligible Unbilled Accounts of such Borrower exceeds an amount equal to the difference between (A) the amount of the Unbilled Account Subline then in effect and (B) the then outstanding amount of all Revolving Loans made against the Eligible Unbilled Accounts of the other Account Owners or (ii) exceeds (A) the Subline applicable to such Borrower or (B) the Borrowing Base of such Borrower, in each case less the outstanding Letter of Credit Obligations of such Borrower, then such Borrower shall immediately, and without the necessity of a demand by the Agent or the Lenders, pay to the Agent such amounts as may be necessary to eliminate the excess calculated pursuant to clause (i) or clause (ii) hereof, as the case may be, and applicable to such Borrower, and the Agent shall apply such payment against the outstanding principal balance of the Revolving Loans of such Borrower."

   (c) PARAGRAPH 2. REVOLVING LOANS. Paragraph 2 is further amended by deleting paragraphs 2(b)(i), (ii) and (iii) in their entirety and by substituting the following in lieu thereof:

   "(i) to Smith, the lesser of

      (A)(1) an amount equal to the sum of (x) up to eighty percent (80%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) of Smith's Eligible Accounts, less such reserves as the Agent elects to establish from time to time in the exercise of its commercially reasonable credit judgment PLUS (y) during the period commencing on the Fourth Amendment Closing Date and ending on the Equity Infusion Date (notice of the occurrence of which shall be promptly given in writing by Smith to the Agent), an amount equal to the lesser of (I) the amount of the Unbilled Account Subline then in effect and (ii) up to fifty percent (50%) of the aggregate Eligible Unbilled Accounts of Smith, MINUS (2) the outstanding amount of all Letter of Credit Obligations of Smith and

      (B) the Revolving Line of Credit, MINUS the outstanding amount of all Revolving Loans made against the Eligible Accounts of the other Account Owners, MINUS the outstanding amount of all Revolving Loans made against the Eligible Unbilled Accounts of the other Account Owners, and MINUS the outstanding amount of all Letter of Credit Obligations;

   (ii) to BCM, the lesser of

      (A)(1) an amount equal to the sum of (x) up to eighty percent (80%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) of the Eligible Accounts of BCM and BCM-Alabama, less such reserves as the Agent elects to establish from time to time in the exercise of its commercially reasonable credit judgment, PLUS (y) during the period commencing on the Fourth Amendment Closing Date and ending on the Equity Infusion Date, an amount equal to the lesser of (I) the amount of the Unbilled Account Subline then in effect and (II) up to fifty percent (50%) of the aggregate Eligible Unbilled Accounts of BCM and BCM-Alabama, MINUS (2) the outstanding amount of all Letter of Credit Obligations of BCM and

      (B) the Revolving Line of Credit, MINUS the outstanding amount of all Revolving Loans made against the Eligible Accounts of the other Account Owners, MINUS the outstanding amount of all Revolving Loans made against the Eligible Unbilled Accounts of the other Account Owners, and MINUS the outstanding amount of all Letter of Credit Obligations; and

   (iii) to Riedel, the lesser of

       (A)(1) an amount equal to the sum of (x) up to eighty percent (80%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) of the Eligible Accounts of Riedel, less such reserves as the Agent elects to establish from time to time in the exercise of its commercially reasonable credit judgment, PLUS (y)during the period commencing on the Fourth Amendment Closing Date and ending on the Equity Infusion Date, an amount equal to the lesser of (I) the amount of the Unbilled Account Subline then in effect and (II) up to fifty percent (50%) of the aggregate Eligible Unbilled Accounts of Riedel, MINUS (2) the outstanding amount of all Letter of Credit Obligations of Riedel and

      (B) the Revolving Line of Credit, MINUS the outstanding amount of all Revolving Loans made against the Eligible Accounts of the other Account Owners, MINUS the outstanding amount of all Revolving Loans made against the Eligible Unbilled Accounts of the other Account Owners, and MINUS the outstanding amount of all Letter of Credit Obligations."

   (d) PARAGRAPH 5(b). DETERMINATION OF APPLICABLE INTEREST RATE MARGIN. Paragraph 5(b) is amended by deleting the first sentence thereof and the introductory portion of the second sentence thereof, through the phrase "October 1, 1995" and by substituting the following in lieu thereof:

   "At all times prior to the Fourth Amendment Closing Date, the applicable Interest Rate Margins shall be those contained on the chart set forth below, opposite the column marked "(I) less than $5,000,000". At all times on and after the Fourth Amendment Closing Date through the Unbilled Account
   Cleanup Date, the applicable Interest Rate Margins: (i) in the case of Prime Rate Term Loans and LIBOR Rate Term Loans shall be those contained on the chart set forth below opposite the column marked "(I) less than $5,000,000" and under the headings marked "Applicable Term/Prime Interest Rate Margin for Current Calendar Quarter" and "Applicable Term/Libor Interest Rate Margin for Current Calendar Quarter", respectively; (ii) in the case of all Prime Rate Revolving Loans shall be two and one-quarter percent (2 1\4 %) and (iii) in the case of all LIBOR Rate Revolving Loans shall be four percent (4%). If the Unbilled Account Cleanup Date occurs prior to October 1, 1995, then at all times on and after the Unbilled Account Cleanup Date and prior to October 1, 1995, the applicable Interest Rate Margins shall be those contained on the chart set forth below opposite the column marked "(I) less than $5,000,000". Beginning with the later to occur of the calendar quarter commencing
   October 1, 1995 and the calendar quarter commencing immediately following the Unbilled Account Cleanup Date."

   (e) PARAGRAPH 5(f). CLOSING FEES. Paragraph 5 is amended by deleting paragraph 5(f) in its entirety and by substituting the following in lieu thereof:

   "(f) CLOSING FEES. The Borrowers shall pay to (i) LaSalle for its own account, on the Closing Date, a closing fee of Five Hundred Thousand Dollars ($500,000), (ii) each of Chemical Bank and The Bank of New York Commercial Corporation, for its own account, on the First Amendment Closing Date, a closing fee of Twenty-Five Thousand Dollars ($25,000), and (iii) the Agent, for the ratable benefit of the Lenders, on the Fourth Amendment Closing Date, a closing fee of One Hundred Thousand Dollars ($100,000). All of the fees described in this paragraph 5(f) shall be payable in cash, shall be non-refundable and shall be deemed to have been fully earned when paid."

   (f) PARAGRAPH 5. INTEREST, FEES AND CHARGES. Paragraph 5 is amended by adding a new paragraph 5(k) thereto, captioned "Service Charge", as follows:

   "(k) SERVICE CHARGE. In consideration of the Lenders' agreement to make Revolving Loans against Eligible Unbilled Accounts, the Borrowers jointly and severally agree that, commencing on November 1, 1995 and on the First day of each month thereafter, until such time, if any, as the Equity Infusion
   Date shall occur, the Borrowers shall pay to the Agent, for the ratable benefit of the Lenders, at the beginning of each month, a service charge of $20,000."

   (g) PARAGRAPH 6(d). REDUCTION OF REVOLVING LINE OF CREDIT. Paragraph 6(d) is amended by (i) deleting the caption thereto and substituting in lieu thereof the caption "Reduction of Revolving Line of Credit and Reduction of Unbilled Account Subline" and (ii) adding the following sentence to the end thereof:

      "The amount of the Unbilled Account Subline shall automatically and permanently reduce as of the first day of each month by $500,000 per month, commencing with the month of August, 1995, until reduced to zero (-0-), PROVIDED, HOWEVER, that the amount of the Unbilled Account Subline shall automatically and permanently reduce to zero (-0-) upon the occurrence of the Equity Infusion Date."

   (h) PARAGRAPH 11(a). SCHEDULES AND REPORTS. Paragraph 11(a) is amended by deleting the period at the end thereof and by inserting the following thereafter:

   ", and a report of such Account Owner's Eligible Unbilled Accounts and Unbilled Accounts for the previous week."

   (i) PARAGRAPH 14. COVENANTS. Paragraph 14(m) is amended by deleting clause (ix) thereof in its entirety and by substituting the following in lieu thereof:

      "(ix) on and after the occurrence of the Unbilled Account Cleanup Date, other investments not permitted above in an aggregate amount not exceeding $250,000 at any time; and"

   SECTION TWO. CONDITIONS PRECEDENT. This Amendment shall become effective on the date when all of the following conditions, the fulfillment of each of which is a condition precedent to the effectiveness of this Amendment, shall have occurred or shall have been waived in writing by the Agent and the Lenders.

   (a) The Agent and each of the Lenders shall have received a fully executed counterpart or original of this Amendment, together with all schedules and exhibits hereto appropriately completed to the extent required.

   (b) The Agent shall have received for the PRO RATA benefit of the Lenders payment of a closing fee of $100,000, which fee may be paid, in the sole discretion of the Lenders, by the charging of the Borrowers' account maintained with the Agent.

   (c) The Agent shall have received, for the ratable benefit of the Lenders, the personal guaranty of Mr. E. Brian Smith, together with his personal financial statement for the year ending December 31, 1994, which guaranty shall be in the form of Exhibit A annexed hereto.

   (d) Upon the effectiveness of this Amendment, all representations and warranties set forth in the Loan Agreement (except for such inducing representations and warranties that were only required to be true and correct as of a prior date) shall be true and correct in all material respects on and as of the effective date hereof, and no Default or Event of Default shall have occurred and be continuing.

   (e) No event or development shall have occurred since the date of delivery to the Lenders of the Borrowers' most recent financial statements which event or development has had or is reasonably likely to have a Material Adverse Effect.

   (f) The Agent shall have received a certificate from each Borrower, executed by its Chief Executive Officer or other authorized officer as to the satisfaction of paragraphs (d) and (e) of this Section Two.

   (g) All corporate and legal proceedings and all documents and instruments executed or delivered in connection with this Amendment shall be satisfactory in form and substance satisfactory to the Lenders and their counsel, and the Lenders and their counsel shall have received all information and copies of all documents which the Lenders and their counsel may have requested in connection herewith and the matters contemplated hereunder, such documents, when requested by them, to be certified by appropriate corporate authorities.

   (h) The Lenders shall have received such further agreements, consents, instruments and documents as may be necessary or proper in the reasonable opinion of the Lenders, the Agent and their counsel to carry out the provisions and purposes of this Amendment.

   SECTION THREE. REPRESENTATIONS AND WARRANTIES. Each Borrower hereby represents and warrants (which representations and warranties shall survive the execution and delivery hereof) to the Lenders that:

   (a) Such Borrower has the corporate power, authority and legal right to execute, deliver and perform this Amendment, and the instruments, agreements, documents and transactions contemplated hereby, and has taken all actions necessary to authorize the execution, delivery and performance of this Amendment, and the instruments, agreements, documents and transactions contemplated hereby;

   (b) No consent of any Person (including, without limitation, shareholders or creditors of such Borrower other than the Lenders, and no consent, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment, and the instruments, agreements, documents and transactions contemplated hereby;

   (c) This Amendment has been duly executed and delivered on behalf of such Borrower by its duly authorized officer, and constitutes the legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms;

   (d) Such Borrower is not in default under any indenture, mortgage, deed of trust, agreement or other instrument to which it is a party or by which it may be bound. Neither the execution and delivery of this Amendment, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof or thereof will (i) violate any law or regulation, or (ii) result in or cause a violation by such Borrower of any order or decree of any court or government instrumentality, or (iii) conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, agreement or other instrument to which such Borrower is a party or by which it may be bound, or (iv) result in the creation or imposition of any lien, charge, or encumbrance upon any of the property of such Borrower, except in favor of the Agent for the benefit of the Lenders, to secure the Liabilities, or (v) violate any provision of the Articles or Certificate of Incorporation, By-Laws or any capital stock provisions of such Borrower;

   (e) No Event of Default has occurred and is continuing;

   (f) Since the date of the Agent's receipt of the unaudited financial statements of the Borrowers for the quarterly period ended February 28, 1995, no change or event has occurred which has had or is reasonably likely to have a Material Adverse Effect; and

   (g) The recitals contained in this Amendment are true and correct in all respects.

   SECTION FOUR. GENERAL PROVISIONS.

   (a) Except as herein expressly amended, the Loan Agreement and all other agreements, documents, instruments and certificates executed in connection therewith, are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.

   (b) All references in the Other Agreements to the Loan Agreement shall mean the Loan Agreement as amended as of the effective date hereof, and as amended hereby and as hereafter amended, supplemented or modified from time to time. From and after the date hereof, all references in the Loan Agreement to "this Agreement," "hereof,""herein," or similar terms, shall mean and refer to the Loan Agreement as amended by this Amendment.

   (c) This Amendment may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all which shall constitute one and the same agreement.

   (d) This Amendment shall be governed and controlled by the laws of the State of Illinois without reference to its choice of law principles.

   (e) Smith agrees to cause the New Subsidiary, within five (5) Business Days of the date hereof, to execute and deliver to the Agent a secured guaranty in substantially the form of the Continuing Unconditional Guaranty previously executed and delivered to the Lenders by Riedel and financing statements on form UCC-1, suitable for recordation in all requisite jurisdictions, as determined by the Agent.

                            [signature page follows]

   IN WITNESS WHEREOF, each of the Borrowers, BCM-Alabama, the Lenders and the Agent have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

SMITH ENVIRONMENTAL TECHNOLOGIES            RIEDEL ENVIRONMENTAL SERVICES
 CORPORATION (f/k/a Canonie
 Environmental Services Corp.)



By: /s/  Wilfrid D. Nelson                  By: /s/  Wilfrid D. Nelson
   _______________________________________      ________________________________
   (Title) Vice President, General Counsel      (Title) Executive Vice President
           and Secretary                                and Assistant Secretary


BCM ENGINEERS INC.,                         LASALLE BUSINESS CREDIT, INC.
a Pennsylvania corporation

By: /s/  Wilfrid D. Nelson                  By: /s/
   _______________________________________      ________________________________
   (Title) Executive Vice President             (Title)
           and Assistant Secretary


BCM ENGINEERS INC.,                         CHEMICAL BANK
an Alabama corporation

By: /s/  Wilfrid D. Nelson                  By: /s/
   _______________________________________      ________________________________
   (Title) Executive Vice President              (Title)
           and Assistant Secretary


THE BANK OF NEW YORK                        LASALLE BUSINESS CREDIT, INC.,
COMMERCIAL CORPORATION                      as Agent


By: /s/                                     By: /s/
   _______________________________________      ________________________________

                                   EXHIBIT A

                        CONTINUING UNCONDITIONAL GUARANTY

                                BY E. BRIAN SMITH


  WHEREAS, Smith Environmental Technologies Corporation, formerly known as Canonie Environmental Services Corp. ("Smith Environmental"), BCM Engineers, Inc., a Pennsylvania corporation, BCM Engineers, Inc., an Alabama corporation and Riedel Environmental Services, Inc. (together with Smith Environmental, the "Borrowers") have entered into a Loan and Security Agreement dated as of September 28, 1994 (as heretofore amended through the date hereof, the "Loan Agreement"; terms which are capitalized herein and are not otherwise defined shall have the meanings ascribed to them in the Loan Agreement) with each of the lenders which are or which may become parties to the Loan Agreement (the "Lenders") and LaSalle Business Credit, Inc., in its capacity as agent for the Lenders (in such capacity, the "Agent"); and

  WHEREAS, concurrently with the execution and delivery of this instrument of guaranty (the "Guaranty"), Borrowers, the Lenders and the Agent are entering into the Fourth Amendment to the Loan Agreement, one of the conditions precedent to the effectiveness of which is the execution and delivery of this Guaranty by Mr. E. Brian Smith, an individual (the "Guarantor"), in favor of the Agent for the ratable benefit of the Lenders; and

  WHEREAS, after giving effect to certain transactions and to the satisfaction of certain indebtedness, the Guarantor will own beneficially and of record, or control, together with certain Persons affiliated with the Guarantor (such Persons, together with the Guarantor, the "Smith Group"), not less than thirteen percent (13%) of the issued and outstanding shares of capital stock of Smith Environmental entitled to vote for the election of directors (the "Smith Securities"); and

  WHEREAS, the extension and/or continued extension of credit, as aforesaid, by the Lenders is necessary and desirable to the conduct and operation of the business of Borrowers and will inure to the personal and Financial benefit of Guarantor;

  NOW, THEREFORE, for value received and in consideration of any loan, advance, or Financial accommodation of any kind whatsoever heretofore, now or hereafter made, given or granted to Borrowers by the Lenders (including, without limitation, the Loans as defined in, and made or to be made by the Lenders to Borrowers pursuant to, the Loan Agreement), Guarantor unconditionally guaranties (i) the full and prompt payment and performance when due, whether at maturity or earlier, by reason of acceleration or otherwise, and at all times thereafter, of all Liabilities of Borrowers to the Agent and the Lenders and (ii) the prompt, full and faithful discharge by Borrowers of each and every term, condition, agreement, representation and warranty now or hereafter made by Borrowers to the Lenders (which, together with the Liabilities described in clause (i) hereof, are collectively referred to herein as the "Borrowers' Liabilities"), PROVIDED, HOWEVER, that in no event shall the Guarantor's maximum liability for the Borrowers' Liabilities exceed the sum of Four Million Dollars

($4,000,000). Guarantor further agrees to pay all reasonable out-of-pocket costs and expenses, including, without limitation, all court costs and reasonable attorneys' and paralegals' fees paid or actually incurred by the Agent or the Lenders, in endeavoring to collect all or any part of Borrowers' Liabilities from, or in prosecuting any action against, Guarantor or any other guarantor of all or any part of Borrowers' Liabilities. All amounts payable by Guarantor under this Guaranty shall be payable upon demand by the Agent.

  Guarantor hereby agrees that, except as hereinafter provided, his obligations under this Guaranty shall be unconditional, irrespective of (i) the validity or enforceability of Borrowers' Liabilities or any part thereof, or of any promissory note or other document evidencing all or any part of Borrowers' Liabilities, (ii) the absence of any attempt to collect Borrowers' Liabilities from Borrowers or any other guarantor or other action to enforce the same, (iii) the waiver or consent by the Agent or the Lenders with respect to any provision of any instrument evidencing Borrowers' Liabilities, or any part thereof, or any other agreement heretofore, now or hereafter executed by any Borrower and delivered to the Agent or the Lenders, (iv) failure by the Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for Borrowers' Liabilities, (v) the institution of any proceeding under Chapter 11 of Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended (the "Bankruptcy Code"), or any similar proceeding, by or against any Borrower, or the Lenders' election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code, (vii) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the Agent's or the Lenders' claim(s) for repayment of Borrowers' Liabilities, or (viii) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

  Guarantor is delivering to the Agent herewith Guarantor's personal financial statement for the year ending December 31, 1994 (the "Financial Statement"). Guarantor acknowledges and agrees that the Agent and the Lenders have relied on, and have been justified in their reliance on, the truth and completeness of each of the items contained in the Financial Statement in determining to enter into the Fourth Amendment, to consummate the transactions contemplated thereby and to accept this Guaranty on an unsecured basis from the Guarantor. In connection, therewith, the Guarantor hereby represents and warrants in favor of the Agent and the Lenders, and hereby covenants to each of them, that: (i) the Financial Statement is true and complete in all material respects and does not omit the statement of any facts material to the financial condition of the Guarantor; (ii) no event or development has occurred since the effective date of the Financial Statement which has had or is reasonably likely to have a material adverse effect on Guarantor's condition, financial or otherwise, business, assets, liabilities or prospects (a "Material Adverse Effect"); and (iii) so long as this Guaranty remains in effect, Guarantor shall promptly advise the Agent in writing of the occurrence of any event or condition which has had or is reasonably likely to have a Material Adverse Effect.

  Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of receivership or bankruptcy of any Borrower, protest or notice with respect to Borrowers' Liabilities and all demands whatsoever, and covenants that this

Guaranty will not be discharged, except by complete performance of the obligations and liabilities contained herein or upon the payment and satisfaction in full of the Borrowers' Liabilities and the termination of the Loan Agreement. Upon the occurrence and during the continuance of an Event of Default under the Loan Agreement, the Agent may, at its sole election, proceed directly and at once, upon five (5) days prior written notice to Guarantor, against Guarantor to collect and recover the full amount or any portion of Borrowers' Liabilities, without first proceeding against any Borrower, or any other person, firm, or corporation, or against any security or collateral for Borrowers' Liabilities.

  The Lenders are hereby authorized, without notice or demand and without affecting the liability of Guarantor hereunder, to at any time and from time to time (i) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, Borrowers' Liabilities or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by Borrowers and delivered to the Agent or the Lenders; (ii) accept partial payments on Borrowers' Liabilities; (iii) take and hold security or collateral for the payment of Borrowers' Liabilities guaranteed hereby, or for the payment of this Guaranty, or for the payment of any Other guaranties of Borrowers' Liabilities or other liabilities of Borrowers, and exchange, enforce, waive and release any such security or collateral; (iv) apply such security or collateral and direct the order or manner of sale thereof as in its or their sole discretion it or they may determine; and (v) settle, release, compromise, collect or otherwise liquidate Borrowers' Liabilities and any security or collateral therefor in any manner, without affecting or impairing the obligations of Guarantor hereunder. The Agent shall have The exclusive right to determine The time and manner of application of any payments or credits, whether received from Borrowers or any other source, and such determination shall be binding on Guarantor. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of Borrowers' Liabilities as the Agent shall determine in its sole discretion without affecting the validity or enforceability of this Guaranty (unless otherwise required pursuant to the Loan Agreement).

  Guarantor hereby assumes responsibility for keeping himself informed of the Financial condition of Borrowers, and any and all endorsers and/or other guarantors of any instrument or document evidencing all or any part of Borrowers' Liabilities and of all other circumstances bearing upon the risk of nonpayment of Borrowers' Liabilities or any part thereof that diligent inquiry would reveal and Guarantor hereby agrees that neither the Agent nor the Lenders shall have any duty to advise Guarantor of information known to any of them regarding such condition or any such circumstances or to undertake any investigation not a part of their respective regular business routines. If the Agent or any Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to the Guarantor, neither the Agent or such Lender, as the case may be, shall be under any obligation to update any such information or to provide any such information to Guarantor on any subsequent occasion.

  Guarantor consents and agrees that neither the Agent nor the Lenders shall be under any obligation to marshall any assets in favor of Guarantor or against or in payment of any or all of Borrowers' Liabilities. Guarantor further agrees that, to the extent that any

Borrower makes a payment or payments to the Agent or the Lenders, or the Agent or the Lenders receive any proceeds of collateral, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to such Borrower, its estate, trustee, receiver or any other party, including, without limitation, Guarantor, under any bankruptcy law, state or federal law, common law or equitable theory, then to the extent of such payment or repayment, Borrowers' Liabilities or the part thereof which has been paid, reduced or satisfied by such amount, and Guarantor's obligations hereunder with respect to such portion of Borrowers' Liabilities, shall be reinstated and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred.

  Guarantor hereby waives any and all claims (including without limitation any claim for reimbursement, contribution or subrogation) of Guarantor against Borrowers, any endorser or any other guarantor of all or any part of Borrowers' Liabilities, or against any of Borrowers' properties, arising by reason of any payment by Guarantor to the Agent or the Lenders pursuant to the provisions hereof.

  Each Lender may, without notice to anyone, sell or assign Borrowers' Liabilities or any part thereof, or grant participations therein, and in any such event each and every immediate or remote assignee or holder of, or participant in, all or any of Borrowers' Liabilities shall have the right to enforce this Guaranty, by suit or otherwise for the benefit of such assignee, holder, or participant, as fully as if herein by name specifically given such right.

  This Guaranty shall be binding upon Guarantor and upon the heirs, successors (including without limitation, any receiver, trustee or debtor in possession of or for Guarantor) and assigns, of Guarantor and shall inure to the benefit of the Agent, the Lenders and their respective successors and assigns.

  This Guaranty shall continue in full force and effect, and the Lenders shall be entitled to make loans and advances and extend financial accommodations to Borrowers on the faith hereof until such time as the Agent has, in writing, notified Guarantor that all of Borrowers' Liabilities have been paid in full and discharged and the Loan Agreement has been terminated or until the Agent has actually received written notice from Guarantor of the discontinuance of this Guaranty. In case of any such discontinuance, this Guaranty and the obligations of Guarantor and his heirs, successors or assigns shall remain in full force and effect with respect to all of Borrowers' Liabilities incurred prior to the receipt by the Agent of written notice of such discontinuance. Upon the soonest to occur of (a) the Equity Infusion Date, (b) the Unbilled Account Cleanup Date and (c) the consummation of the Stock Pledge and the passage of a period of 91 days following such consummation, provided no action or proceeding shall have been filed by or against the Guarantor under any state or federal bankruptcy or insolvency law or proceeding during such period, this Guaranty shall terminate automatically and shall be of no further force or effect.

  As used herein, the term "Stock Pledge" shall mean: (i) the execution and delivery to the Agent, for the ratable benefit of the Lenders, by each member of the Smith

Group (each such member, for purposes of the Stock Pledge, a "Pledgor"), of a stock pledge agreement in substantially the form of Annex 1 attached hereto;
(ii) the delivery to the Agent of a stock certificate or certificates, duly authorized and appropriately completed, evidencing such Pledgor's unrestricted ownership, beneficially and of record, of such Smith Securities, together with financing statements on form UCC-1, executed by such Pledgor as debtor and listing the Agent, for the ratable benefit of the Lenders, as Secured Party, describing the collateral as such shares of Smith Securities, together with the proceeds thereof, which financing statements shall be suitable for recordation in all appropriate jurisdictions; (iii) the execution and delivery by such Pledgor to the Agent of appropriate stock powers in blank; (iv) the execution or delivery by such Pledgor to the Agent of all other agreements, documents and instruments which the Agent shall determine, in its commercially reasonable judgment, to be necessary or desirable in connection with such Pledgor's pledge and assignment of the Smith Securities, as hereinabove described and (iv) the pledge and assignment to the Agent, as hereinabove described, of not less than 800,000 shares, in the aggregate, of Smith Securities, which shares shall constitute not less than thirteen percent (13%) of the Smith Securities.

  Wherever possible each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

  THIS GUARANTY SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS.

  Guarantor irrevocably agrees that, subject to the Agent's sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS GUARANTY SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS. GUARANTOR HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE. Guarantor hereby irrevocably appoints and designates the Secretary of State of Illinois, whose address is Springfield, Illinois (or any other person having and maintaining a place of business in such state whom Guarantor may from time to time hereafter designate upon ten (10) days written notice to the Agent and who the Agent has agreed in its sole discretion in writing is satisfactory and who has executed an agreement in form and substance satisfactory to the Agent agreeing to act as such attorney and agent), as Guarantor's true and lawful attorney and duly authorized agent for acceptance of service of legal process. Guarantor agrees that service of such process upon such person shall constitute personal service of such process upon Guarantor. GUARANTOR HEREBY WAIVES ANY RIGHT HE MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST GUARANTOR BY THE AGENT IN ACCORDANCE WITH THIS PARAGRAPH.

  GUARANTOR HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS GUARANTY.

  IN WITNESS WHEREOF, this Guaranty has been duly executed by the undersigned as of this ____ day of __________________, 1995.


                                               _____________________________
                                               E. BRIAN SMITH, an individual


State of ________________________  )
                                   ) ss.:
County of________________________  )


  On the ______________ day of ______________ , 1995, E. BRIAN SMITH, an
individual residing at ______________________________________________________
and known to me, a notary public in and for the above county and state, did execute before me the instrument of guaranty hereinabove contained, and did acknowledge before me that such instrument was executed by him of his own free act and will.

                                               _____________________________
                                                       Notary Public

                                     ANNEX I

                      FORM OF STOCK PLEDGE AGREEMENT


   THIS STOCK PLEDGE AGREEMENT (this "Agreement") is dated as of ____________ 199____ and is executed by [name of pledgor] an individual (the "Pledgor"), in favor of LaSalle Business Credit, Inc., in its capacity as agent for the Lenders, as hereinafter defined (the "Pledgee").

   WHEREAS, E. Brian Smith has executed a certain Continuing Unconditional Guaranty, dated as of May 5, 1995 (the "Guaranty") in favor of the Pledgee, for the ratable benefit of each of the financial institutions which are or which may become lenders (the "Lenders") under a certain Loan and Security Agreement dated as of September 28, 1994 (as amended through the date hereof, the "Loan Agreement") among the Lenders, the Pledgee, in its capacity as agent for the Lenders, and the borrowers which are parties thereto; and

   WHEREAS, unless the Equity Infusion Date or the Unbilled Account Cleanup Date shall have sooner occurred, it is a condition precedent to the termination of the Guaranty that the Pledgor shall have executed this Agreement and made the pledge in favor of the Pledgee, for the ratable benefit of the Lenders, as contemplated hereby;

   NOW, THEREFORE, in consideration of the premises and to induce the Pledgee to enter into the Loan Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor hereby agrees with the Pledgee as follows:

   1. DEFINITIONS. Unless the context otherwise requires, all terms used but not expressly defined herein shall have the meanings given to them in the Loan Agreement or, if they are not defined in the Loan Agreement but are defined in the Illinois Uniform Commercial Code (the "Code"), they shall have the same meaning herein as in the Code.

   2. PLEDGE OF THE PLEDGED STOCK; POWER OF ATTORNEY.

   (a) As security for the prompt payment and performance when due of the Liabilities, the Pledgor hereby pledges to the Pledgee, for the ratable benefit of the Lenders, and grants to the Pledgee, for the ratable benefit of the Lenders, a lien on and security interest in the following (the "Pledged Collateral"): (i) [number of shares] shares of common stock of Smith Environmental Technologies, Inc., a Delaware corporation ("Smith Environmental") (the "Pledged Stock"), (ii) the certificates evidencing the Pledged Stock, (iii) subject to Section 6 hereof, all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Stock and (iv) all proceeds of any of the foregoing (including, without limitation, proceeds constituting any property of the types described above). The Pledgor has delivered to the

Pledgee original stock certificates for all of the Pledged Stock, each accompanied by an undated stock power executed in blank by the Pledgor.

   (b) The Pledgee shall have no obligation with respect to the Pledged Collateral or any other property held or received by it hereunder except to use reasonable care in the custody thereof to the extent required by law. The Pledgee may hold the Pledged Collateral in the form in which it is received by it.

   (c) The Pledgor, to the full extent permitted by law, hereby constitutes and irrevocably appoints the Pledgee (and any officer or agent of the Pledgee, with full power of substitution and revocation) as the Pledgor's true and lawful attorney-in-fact, in the Pledgor's stead and in the name of the Pledgor or in the name of the Pledgee, to transfer, upon the occurrence of an Event of Default, the Pledged Collateral on the books of Smith Environmental, as applicable, in whole or in part, to the name of the Pledgee or such other Person or Persons as the Pledgee may designate and, upon the occurrence of an "Event of Default", as defined in Section 9 hereof, to take all such other and further actions as the Pledgor could have taken with respect to the Pledged Collateral which the Pledgee in its absolute discretion determines to be necessary or appropriate to accomplish the purposes of this Agreement.

   (d) The powers of attorney granted pursuant to this Agreement and all authority hereby conferred are granted and conferred solely to protect the Pledgee's interests in the Pledged Collateral and shall not impose any duty upon the attorney-in-fact to exercise such powers. Such powers of attorney shall be irrevocable prior to the payment in full of the Liabilities and the termination of the Revolving Loan Commitment, and shall not be terminated prior thereto or affected by any act of the Pledgor or other Persons or by operation of law.

   (e) Each Person who shall be a transferee of the beneficial ownership of any of the Pledged Collateral (any such transfer being prohibited under Section 5 unless the Pledgee consents thereto) shall be deemed to have irrevocably appointed the Pledgee, with full power of substitution and revocation, as such Person's true and lawful attorney-in-fact in such Person's name and otherwise to do any and all acts herein permitted and to exercise any and all powers herein conferred.

   3. RIGHTS OF THE PLEDGER; VOTING.

      (a) During the term of this Agreement, and so long as no Voting Notice (as deemed below) is received from the Pledgee following the occurrence of an Event of Default as hereinafter provided in this Section 3, the Pledgor shall have the right to vote any of the Pledged Collateral in all corporate matters except those which would contravene this Agreement or any Other Agreement or which might materially reduce the value of the Pledged Collateral, unless the Pledgee consents thereto. The Pledgor shall not suffer or permit any such action to be taken by Smith Environmental without the prior written approval (which approval the Pledgee may withhold in its sole discretion) of the Pledgee.

   (b) Upon the occurrence of an Event of Default the Pledgor shall give the Pledgee at least five days' prior notice of (i) any meeting of stockholders of Smith Environmental or any meeting of directors convened for any purpose and (ii) any written consent which the Pledgor proposes to execute as the stockholder of Smith Environmental or which any of the representatives of the Pledgor proposes to execute as a director of Smith Environmental. The Pledgor hereby authorizes the Pledgee to send its agents and representatives to any such meeting of shareholders or directors of Smith Environmental that the Pledgee wishes to attend, and agrees to take such steps as may be necessary to confirm and effectuate such authority, including, without limitation, causing Smith Environmental to give reasonable prior written notice to the Pledgee of the time and place of any such meeting and the principal actions to be taken thereat.

   (c) Notwithstanding the occurrence of an Event of Default, the Pledgor may continue to exercise the voting rights of the Pledgor as herein described (and subject to the limitations herein) except to the extent that the Pledgee may elect to exercise voting power (as determined by it in its sole discretion) by a written notice given to the Pledgor at any time during the continuance of an Event of Default (a "Voting Notice"), whereupon the Pledgee shall have the exclusive right to exercise such rights to the extent specified in such Voting Notice, and the Pledgor shall take all such steps as may be necessary to effectuate such rights until the Pledgee notifies the Pledgor of the release of such rights.

   4. NO RESTRICTIONS ON TRANSFER. The Pledgor warrants and represents that there are no restrictions on the transfer of the Pledged Stock except for such restrictions imposed by operation of law, that there are no options, warrants or rights pertaining thereto, and that the Pledgor has the right to transfer the Pledged Stock free of any encumbrances and without the consent of the creditors of the Pledgor or the consent of Smith Environmental or any other Person or any governmental agency whatsoever.

   5. NO TRANSFER OR LIENS: ADDITIONAL SECURITIES. The Pledgor agrees that the Pledgor will not sell, transfer or convey any interest in, or suffer or permit any lien or encumbrance to be created upon or with respect to, any of the Pledged Collateral during the term of this Agreement, except to or in favor of the Pledgee.

   6. ADJUSTMENTS OF CAPITAL STOCK; PAYMENT AND APPLICATION OF DIVIDENDS. In the event that during the term of this Agreement any stock dividend, reclassification, readjustment or other change is declared or made in the capital structure of Smith Environmental, or if any other or additional shares of stock of Smith Environmental are issued to the Pledgor, all new, substituted and additional shares or other securities issued by reason of any such change or acquisition shall immediately be delivered by the Pledgor to the Pledgee and shall be deemed to be part of the "Pledged Collateral" under the terms of this Agreement in the same manner as the shares of stock originally pledged hereunder. All cash dividends received by or payable to the Pledgor in respect of the Pledged Collateral, including any additional shares of stock received by the Pledgor as a result of the Pledgor's record ownership of the Pledged Stock shall immediately be delivered by the Pledgor to the Pledgee, to be held by the Pledgee as Pledged Collateral hereunder or to be applied by the Pledgee against the Liabilities. Upon the occurrence of an Event of Default, the Pledgor will not demand and will not be entitled to receive, any cash dividends or other income, interest or property in or with respect to the Pledged Collateral, and if the Pledgor receives any of the same, the Pledgor shall immediately deliver it to the Pledgee to be held by it and applied as provided in the preceding sentence.

   7. WARRANTS AND OPTIONS. in the event that during the term of this Agreement subscription warrants or other rights or options shall be issued in connection with the Pledged Collateral, all such stock warrants, rights and options shall forthwith be assigned to the Pledgee by the Pledgor, and said stock warrants, rights and options shall be, and, if exercised by the Pledgor, all new stock issued pursuant thereto shall be, pledged by the Pledgor to the Pledgee to be held as, and shall be deemed to be part of, the Pledged Collateral under the terms of this Agreement in the same manner as the shares of capital stock originally pledged hereunder.

   8. RETURN OF PLEDGED COLLATERAL UPON OCCURRENCE OF CERTAIN EVENTS. Upon the soonest to occur of (a) the Equity Infusion Date, (b) the Unbilled Account Cleanup Date and (c) the release, satisfaction, discharge or termination of all of the Liabilities and the termination of the Loan Agreement, the Pledgee shall cause to be transferred or returned to the Pledgor, within seven (7) business days following such soonest occurring event, all of the Pledged Stock and any money, property and rights received by the Pledgee pursuant hereto, to the extent the Pledgee has not taken, sold or otherwise realized upon the same as permitted hereunder, together with all other documents reasonably required by the Pledgor to evidence termination of the pledge contemplated hereby.

   9. EVENTS OF DEFAULT; REMEDIES. (a) Upon the occurrence and during the continuance of any Event of Default, the Pledgee shall have and at any time may exercise with respect to the Pledged Collateral, the proceeds thereof, and any other property or money held by the Pledgee hereunder, all rights and remedies available to it under law, including, without limitation, those given, allowed or permitted to a secured party by or under the Code, and all rights and remedies provided for herein. "Event of Default" shall mean any default by the Pledgor in any of the Pledgor's obligations hereunder or any Event of Default as defined in the Loan Agreement. The Pledgee shall have the sole right to determine the order in which Liabilities shall be deemed discharged by the application of the proceeds of Pledged Collateral or any other property or money held hereunder or any amount realized thereon.

  10. CERTAIN REPRESENTATIONS AND WARRANTIES. The Pledgor represents and warrants to the Pledgee that: (a) All shares of Pledged Stock are fully paid, duly and properly issued, nonassessable and owned by the Pledgor free and clear of any lien or encumbrance of any kind whatsoever, excepting those herein granted to the Pledgee.

  (b) No effective financing statement or other instrument similar in effect covering all or any part of the Pledged Collateral is on File in any recording office.

  (c) The pledge of the Pledged Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in the Pledged Collateral, securing the payment of the Liabilities.

  (d) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for
(i) the pledge by the Pledgor of the Pledged Collateral pursuant to this Agreement, the grant by the Pledgor of the assignment or security interest granted hereby or the execution, delivery or performance of this Agreement by the Pledgor, (ii) the perfection of or exercise by the Pledgee of its rights and remedies provided for in this Agreement, or (iii) the exercise by the Pledgee of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement (except as may be required in connection with the disposition of the Pledged Stock by laws affecting the offering and sale of securities generally).

  (e) The Pledgor has full right, power and authority to enter into this Agreement and to grant the security interest in the Pledged Collateral made hereby, and this Agreement constitutes the legal, valid and binding obligation of the Pledgor enforceable against the Pledgor in accordance with its terms, except as the enforceability thereof may be (i) limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally, and (ii) subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

  11. INDEMNITY AND EXPENSES. (a) The Pledgor agrees to and hereby indemnifies the Pledgee from and against any and all claims, damages, losses, liabilities and expenses arising out of, or in connection with, or resulting from, this Agreement (including, without limitation, enforcement of this Agreement).

  (b) The Pledgor agrees promptly upon the Pledgee's demand to pay or reimburse the Pledgee for all reasonable expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred by the Pledgee in connection with (i) the administration of this Agreement and any modification or amendment to or waiver of any provision of this Agreement,
(ii) the custody or preservation of the Pledged Collateral, (iii) any actual or attempted sale or exchange of, or any enforcement, collection, compromise or settlement respecting, the Pledged Collateral or any other property or money held hereunder, any other action taken by the Pledgee hereunder whether directly or as attorney-in-fact pursuant to the power of attorney herein conferred, (iv) the failure by the Pledgor to perform or observe any of the provisions hereof or (v) any action taken by the Pledgee pursuant to this Agreement. All such expenses shall be deemed a part of the Liabilities for all purposes of this Agreement and the Pledgee may apply the Pledged Collateral or any other property or money held hereunder to payment of or reimbursement for such expenses after notice and demand to the Pledgor.

  12. PLEDGEE MAY PERFORM. If the Pledgor fails to perform any agreement contained herein, the Pledgee may, but shall not be obligated to, perform, or cause performance of, such agreement, and the expenses of the Pledgee incurred in connection therewith shall be payable by the Pledgor.

  13. WAIVERS AND AMENDMENT. The rights and remedies given hereby are in addition to all others however arising, but it is not intended that any right or remedy be exercised in any jurisdiction in which such exercise would be prohibited by law. No action, failure to act or knowledge of the Pledgee shall be deemed to constitute a waiver of any power, right or remedy hereunder, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other power, right or remedy. Any right or power of the Pledgee hereunder respecting the Pledged Collateral and any other property or money held hereunder may at the option of the Pledgee be exercised as to all or any part of the same and the term the "Pledged Collateral" wherever used herein, unless the context clearly requires otherwise, shall be deemed to mean (and shall be read as) "the Pledged Collateral and any other property or money held hereunder or any part thereof." This Agreement shall not be amended nor shall any right hereunder be deemed waived except by a written agreement expressly setting forth the amendment or waiver and signed by the Pledgor.

  14. CONTINUING SECURITY INTEREST; ASSIGNMENTS OF SECURED DEBT. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) remain in full force and effect until released in accordance herewith, (ii) be binding upon the Pledgor, and the Pledgor's heirs, successors and assigns, and upon Smith Environmental, and its successors and assigns, and (iii) inure, together with the rights and remedies of the Pledgee hereunder, to the benefit of the Pledgee, its successors and assigns. Without limiting the generality of the foregoing clause (iii), the Pledgee may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement to any other person or entity, and such other person or entity shall thereupon become vested with all the benefits in respect hereof granted to the Pledgee herein; the Pledgee shall, however, retain all of its rights and powers with respect to any part of the Pledged Collateral not transferred. Any agent or nominee of the Pledgee shall have the benefit of this Agreement as if named herein and may exercise all the rights and powers given to the Pledgee hereunder.

  15. GOVERNING LAW; SUITS; THIS AGREEMENT AND THE RIGHTS AND LIABILITIES OF THE PLEDGOR AND THE PLEDGEE HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, NOTWITHSTANDING ITS CONFLICTS OF LAW PRINCIPLES. THE PLEDGOR HEREBY IRREVOCABLY (I)CONSENTS THAT ANY SUIT, ACTION OR LEGAL PROCEEDING ARISING OUT OF OR RELATED IN ANY WAY TO THIS AGREEMENT SHALL, IF THE PLEDGEE SO ELECTS, BE BROUGHT AND ENFORCED IN
ANY STATE OR FEDERAL COURT SITUATED IN COOK COUNTY, ILLINOIS AND (II) WAIVES ANY OBJECTION TO JURISDICTION OR VENUE IN ANY SUCH SUIT, ACTION OR PROCEEDING COMMENCED IN ANY SUCH COURT AND ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE PLEDGOR AGREES THAT SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE

EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) POSTAGE PREPAID, TO THE PLEDGOR AT THE ADDRESS SET FORTH IN SECTION 16 HEREOF.

  16. NOTICES. All notices hereunder shall be in writing (except only as otherwise provided in Section 13) and shall be conclusively deemed to have been received and shall be effective (a) on the day on which delivered if delivered personally (including delivery by courier providing evidence of delivery), or transmitted by telex or telegram or telecopier with transmission confirmed, or (b) five days after the date on which the same is deposited in the United States mail (certified or registered if required under Section 15), with postage prepaid and properly addressed, and any notice mailed shall be addressed:

      (a) in the case of the Pledgor, to:

          [name and address of Pledgor]




      (b) in the case of the Pledgee, to:

          LaSalle Business Credit, Inc.
          477 Madison Avenue
          20th Floor
          New York, New York 10022
          Attention: District Credit Manager
      with a copy to:


         Lowenthal, Landau, Fischer & Bring, P.C.
         250 Park Avenue
         New York, New York 10177

         Telecopier No. (212) 986-0604

         Attn.: Robert Stein, Esq.


or at such other address as the party giving such notice shall have been advised of in writing for such purpose by the party to whom or to which the same is directed.

  17. WAIVERS OF JURY TRIAL AND CONSEQUENTIAL DAMAGES. THE PLEDGOR AND, BY ITS ACCEPTANCE HEREOF, THE PLEDGEE HEREBY WAIVE TRIAL BY JURY IN ANY LITIGATION
IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, THE PLEDGED COLLATERAL, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT HERETO.

  NEITHER THE PLEDGOR OR THE PLEDGEE, NOR ANY EMPLOYEE, AGENT OR ATTORNEY OF EITHER OF THEM, SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL DAMAGES ARISING FROM ANY BREACH OF CONTRACT, TORT OR OTHER WRONG RELATING TO THIS AGREEMENT OR THE ESTABLISHMENT, ADMINISTRATION OR COLLECTION OF THE LIABILITIES, EXCEPT FOR BAD FAITH.

  18. SEVERABILITY: ENTIRE AGREEMENT. (a) If any provision of this Agreement shall be invalid, illegal, or unenforceable in any jurisdiction, the validity, legality or enforceability of any such provision in any other jurisdictions shall not be affected or impaired, and to the extent any provision is held invalid, illegal or unenforceable, then such provision shall be deemed severable from, and shall in no way affect the validity or enforceability of the remaining provisions of, this Agreement.

  (b) This Agreement constitutes the entire agreement of the Pledgor, and replaces any other or prior agreements or undertakings, with respect to the subject matter hereof, and there are no other agreements or undertakings, oral or written, respecting such subject matter which are intended to have any force or effect after the execution hereof.

  19. MISCELLANEOUS. This Agreement shall be binding upon and shall inure to the benefit of the Pledgor and the Pledgee and their respective heirs, successors, trustees, and assigns. Section headings used herein are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

  IN WITNESS WHEREOF, the Pledgor has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.



                                         ___________________________________
                                                    [name of Pledgor]




  The undersigned hereby agree to recognize all of the rights granted to the Pledgee under the foregoing Agreement and to take all actions necessary to effectuate said rights and the purposes of the Agreement including, without limitation, performance of any acts requested by the Pledgee pursuant to the terms thereof.

  Date: ________________, 199____

                                        SMITH ENVIRONMENTAL TECHNOLOGIES CORP.



                                        By:
                                           ___________________________________
                                           Title: